                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm (i) under the caption "Interests of Named Experts and Counsel" and (ii) under the caption "Experts" in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the United Rentals, Inc. 2001 Stock Plan and related Prospectus of United Rentals, Inc. for the registration of 355,588 shares of its common stock and to the incorporation by reference therein of our report dated February 23, 2001, with respect to the consolidated financial statements and schedules of United Rentals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                                      /S/ ERNST & YOUNG LLP

MetroPark, New Jersey
May 3, 2001